Exhibit 10.1

VOTING AGREEMENT

VOTING AGREEMENT (hereinafter referred to as this “Agreement”), dated as of December 13, 2017, among The Walt Disney Company, a Delaware corporation (“Parent”), and the undersigned stockholders (each, a “Covered Stockholder”, and collectively, the “Covered Stockholders”) of Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company, Parent, TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Corporate Sub”), and TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent, have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Corporate Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Initial Merger”), and pursuant to which all Shares issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, each Covered Stockholder holds and is entitled to vote (or direct the voting of) the number of Shares set forth opposite such Covered Stockholder’s name on Schedule 1(b) attached hereto; and

WHEREAS, as a condition and inducement to the willingness of Parent and Corporate Sub to enter into the Merger Agreement, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of the Company) has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.            Certain Definitions.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)            “Expiration Date” means the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof, (ii) such date and time as the Initial Merger shall have become effective in accordance with the terms and provisions of the Merger Agreement and (iii) such date and time as the Merger Agreement shall have been amended or supplemented, or any provision thereof waived, in a manner (A) that reduces the amount of the Merger Consideration payable to a Covered Stockholder (other than, for avoidance of doubt, adjustments in accordance with the terms of the Merger Agreement) or (B) that is in any way material and adverse to any of the Covered Stockholders without the prior written consent of the Covered Stockholders; provided that, for purposes of this clause (iii), amendments to the Merger Agreement to add a limitation on the amount of the Equity Adjustment Amount or to effect the Transactions using an alternative structure as described in Section 5.22(g) or Section 5.25(d) of the Merger Agreement shall be deemed not to be an amendment that reduces the amount of the Merger Consideration or that is material and adverse to any of the Covered Stockholders.

(b)            “Covered Shares” means, with respect to any Covered Stockholder, (i) all Shares set forth opposite such Covered Stockholder’s name on Schedule 1(b) attached hereto, and (ii) all Shares that such Covered Stockholder comes to hold and to be entitled to vote (or direct the voting of) during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of the Company, or other equity interests exercisable for or convertible into Shares, that such Covered Stockholder comes to hold and be entitled to vote (or direct the voting of) during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of the Company).

(c)            “Transfer” means, with respect to any Covered Stockholder, that such Covered Stockholder directly or indirectly (i) sells, pledges, encumbers, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of a Covered Share of such Covered Stockholder or any direct or indirect interest in such Covered Share (including by gift, merger or operation of law), or (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Covered Share or any direct or indirect interest therein (including by gift, merger or operation of law); provided that a foreclosure on the Shares pledged pursuant to the document described in Schedule 1(c) attached hereto in the event of a default thereunder shall be deemed not to be a Transfer.

2.            Transfer of Shares.

(a)            Transfer Restrictions.  From the date hereof until the earlier of the Expiration Date and the receipt of the Company Requisite Vote, each Covered Stockholder hereby agrees not to Transfer (or intentionally cause or permit the Transfer of) any Covered Shares of such Covered Stockholder, or enter into any Contract (including any option, put, call or similar arrangement) relating thereto, except that any Covered Stockholder may Transfer any or all of such Covered Shares (1) with Parent’s prior written consent and in Parent’s sole discretion and (2) to or with a Permitted Transferee if (x) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were a party hereto, (y) such written instrument expressly provides Parent with the ability to enforce the obligations of the Permitted Transferee pursuant to the written agreement referred to in clause (x); and (z) prompt notice of such Transfer to such Permitted Transferee is delivered to Parent. For the purposes of this Agreement, a “Permitted Transferee” means, with respect to each Covered Stockholder, (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of such Covered Stockholder or any other lineal descendant of either of K. Rupert Murdoch’s parents (including K. Rupert Murdoch), (ii) any Person by will or the laws of intestacy, (iii) the Murdoch Family Trust or any trust, the beneficiaries of which include only the Covered Stockholder and his or her family members (including the  individuals described in clause (ii)), (iv) any partnership or limited liability company, all partners or members of which include only the Covered Stockholder and his or her family members (including the  individuals described in clause (ii)) and any trust described in clause (iv), (v) if such Covered Stockholder is an entity, any of its partners (including limited or general partners), members and stockholders (as defined in clause (i)) in connection with a pro rata distribution of any or all of such Covered Stockholder’s Covered Shares, and (vi) if such Covered Stockholder is a trust, any beneficiary of such trust.  For the avoidance of doubt, a Permitted Transferee may Transfer any and all Covered Shares that were Transferred to such Transferee to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 2(a), as if such Permitted Transferee were a “Covered Stockholder”.

(b)            Transfer of Voting Rights. From the date hereof until the earlier of the Expiration Date and the receipt of the Company Requisite Vote, each Covered Stockholder hereby agrees not to deposit (or cause or permit the deposit of) any Covered Shares of such Covered Stockholder in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of such Covered Stockholder under this Agreement with respect to any Covered Shares of such Covered Stockholder.

(c)            Consequences.  Any Transfer (or purported Transfer) in breach of this Agreement shall be null and void and of no force or effect.

3.            Agreement to Vote Shares.

(a)            From the date hereof until the earlier of the Expiration Date and the occurrence of a Company Change in Recommendation, at every meeting of holders of Shares of the Company concerning any proposal related to the Transactions or at which any matter set forth in this Section 3(a) is being considered, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company concerning any proposal related to the Transactions or at which any matter set forth in this Section 3(a) is being considered, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of the Company) shall, or shall cause the holder of record on any applicable record date to, vote all Covered Shares that such Covered Stockholder then holds and is entitled to vote (or direct the voting of):

(i)          in favor of the adoption of the Merger Agreement and the Transactions contemplated thereby, including the Initial Merger;

(ii)         in favor of any proposal to adjourn or postpone such meeting of the holders of Shares to a later date if there are not sufficient votes to adopt the Merger Agreement;

(iii)       against approval of any proposal made in opposition to adoption of the Merger Agreement or the Initial Merger or the other Transactions contemplated by the Merger Agreement or in competition or inconsistent with the Initial Merger, including any Company Acquisition Proposal and any Alternative Company Acquisition Agreement; and

(iv)       against any action, proposal or agreement that (x) would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement or (y) would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Transactions contemplated by the Merger Agreement, including the Initial Merger.

(b)            From the date hereof until the Expiration Date, at every meeting of holders of Shares of the Company concerning any proposal related to the Transactions, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Stockholders of the Company concerning any proposal related to the Transactions, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of the Company) shall, or shall cause the holder of record on any applicable record date to, vote all Covered Shares that such Covered Stockholder then holds and is entitled to vote (or direct the voting of) in favor of the Charter Amendments or any other approval of the holders of the Class B Shares, voting separately, that is required in connection with the Transactions.

(c)            From the date hereof until the Expiration Date, in the event that a meeting of the stockholders of the Company is held, each Covered Stockholder shall, or shall cause the holder of record of any of the Covered Shares of such Covered Stockholder on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all Covered Shares of such Covered Stockholder to be counted as present thereat for purposes of establishing a quorum.

(d)            From the date hereof until the Expiration Date, each Covered Stockholder hereby agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4.            Commencement or Participation in Proceedings.  Each Covered Stockholder hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of, any Proceeding against the Company and/or its directors and officers (for the avoidance of doubt, participating in the defense of such Proceedings is not prohibited) with respect to, any litigation relating to the Merger Agreement and the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of the Company or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby.

5.            Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Covered Stockholder (or a designee of such Covered Stockholder) who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by acting or voting in his capacity as a director or officer of the Company, in such Covered Stockholder’s (or such Covered Stockholder’s designee’s) sole discretion on any matter, including causing the Company to exercise rights under the Merger Agreement (in accordance with the terms thereof), and no such actions or omissions shall be deemed a breach of this Agreement (it being understood that this Agreement shall apply to such Covered Stockholder solely in such Covered Stockholder’s capacity as a stockholder of the Company), including with respect to Section 5.02 of the Merger Agreement.  In this regard, such Covered Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Covered Stockholder’s capacity as a director or officer of the Company, including with respect to Section 5.02 of the Merger Agreement.

6.            No Solicitation.  Each Covered Stockholder agrees that it shall not, and shall cause each of such Covered Stockholder’s controlled Affiliates not to, and shall instruct and use such Covered Stockholder’s reasonable best efforts to cause such Covered Stockholder’s and such Covered Stockholder’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal, or (b) engage or otherwise participate in any discussions or negotiations relating to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, (c) provide any information or data to any Person in connection with any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal or (d) otherwise knowingly facilitate any effort or attempt to make a Company Acquisition Proposal.  Each Covered Stockholder shall, and each Covered Stockholder shall cause such Covered Stockholder’s controlled Affiliates and use such Covered Stockholder’s reasonable best efforts to cause such Covered Stockholder’s Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that would reasonably be expected to lead to a Company Acquisition Proposal.  Notwithstanding clauses (b), (c) and (d) above, each Covered Stockholder may (and may permit such Covered Stockholder’s controlled Affiliates and such Covered Stockholder’s and such Covered Stockholder’s controlled Affiliates’ Representatives to) participate in discussions and negotiations with, provide information and data to and otherwise facilitate any Person making a Company Acquisition Proposal (or its Representatives) with respect to such Company Acquisition Proposal if (i) the Company is engaging in discussions or negotiations with such Person in accordance with Section 5.02 of the Merger Agreement and (ii) such Covered Stockholder’s negotiations, discussions, provision of information or data or other facilitation are in conjunction with and ancillary to the Company’s discussions and negotiations.

7.            Irrevocable Proxy and Notices.

(a)            Each Covered Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Covered Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Covered Stockholder, to vote such Covered Stockholder’s Covered Shares, or grant a consent or approval in respect of such Covered Shares, in a manner consistent with this Agreement from the date hereof until (i) with respect to those matters set forth in clauses (i), (ii), (iii) and (iv) of Section 3(a), the earlier of the Expiration Date and the occurrence of a Company Change in Recommendation or (ii) with respect to those matters set forth in Section 3(b), the Expiration Date, provided, however, for the avoidance of doubt, that such proxy and voting and related rights are expressly limited to those matters set forth in clauses (i), (ii), (iii) and (iv) of Section 3(a) and Section 3(b) that are, during the applicable period, presented for consideration to the Company’s stockholders generally, and each Covered Stockholder shall retain at all times the right to vote such Covered Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Covered Stockholder’s sole discretion and without any other limitation on any other matters.  Each Covered Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Covered Stockholder’s execution and delivery of this Agreement.  Each Covered

Stockholder hereby affirms that the irrevocable proxy set forth in this Section 7 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Covered Stockholder under this Agreement.  Each Covered Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may be revoked only under the circumstances set forth in the last sentence of this Section 7.  Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law and Section 8 of Article I of the Company’s Amended and Restated Bylaws until (I) with respect to those matters set forth in clauses (i), (ii), (iii) and (iv) of Section 3(a), the earlier of the Expiration Date and the occurrence of a Company Change in Recommendation or (II) with respect to those matters set forth in Section 3(b), the Expiration Date.  Each Covered Stockholder shall, upon written request by Parent, as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 7.  Notwithstanding the foregoing, the proxy and appointment granted by each Covered Stockholder shall be automatically revoked, without any action by such Covered Stockholder, on (1) with respect to those matters set forth in clauses (i), (ii), (iii) and (iv) of Section 3(a), the earlier of the Expiration Date and the occurrence of a Company Change in Recommendation or (2) with respect to those matters set forth in Section 3(b), the Expiration Date.

(b)            Additional Shares. Each Covered Stockholder hereby agrees that in the event such Covered Stockholder acquires or receives, directly or indirectly, any Shares entitled to vote or equity securities or equity interests exercisable for or convertible into Shares entitled to vote after the execution of this Agreement, such Covered Stockholder shall promptly deliver to Parent a written notice in accordance with Section 15(d) indicating the number of such Shares.

8.            Representations and Warranties of Parent. Parent hereby represents to each Covered Stockholder as follows:

(a)            Organization and Qualification. Parent is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b)            Authority; Binding Agreement.  Parent has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no other actions on the part of Parent (or its board of directors or stockholders) are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Covered Stockholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)            No Conflicts.  None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Parent’s certificate of incorporation or bylaws, (ii) any other Contract to which Parent is a party or by which Parent may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Parent to perform its obligations under this Agreement, or (iii) any Order or Law applicable to Parent.

(d)            No Litigation.  There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent, or any Order to which Parent is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of Parent to fully perform its obligations under this Agreement.

9.            Representations and Warranties of the Covered Stockholders.  Each Covered Stockholder hereby represents and warrants to Parent as follows:

(a)            Organization and Qualification.  If such Covered Stockholder is not an individual, such Covered Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b)            Authority; Binding Agreement.  If such Covered Stockholder is an individual, he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and consummate the transactions contemplated hereby.  If such Covered Stockholder is not an individual, such Covered Stockholder has full power and authority to execute and deliver this Agreement, to perform such Covered Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and no other actions on the part of such Covered Stockholder (or its governing body, board of directors, members, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by such Covered Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Covered Stockholder, enforceable against such Covered Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)            No Conflicts.  None of the execution and delivery by such Covered Stockholder of this Agreement, the performance by such Covered Stockholder of such Covered Stockholder’s obligations hereunder or the consummation by such Covered Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) if such Covered Stockholder is not an individual, such Covered Stockholder’s certificate of formation, operating agreement or comparable organizational documents, as applicable, (ii) any other Contract to which such Covered Stockholder is a party or by which such Covered Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Covered Stockholder to perform such Covered Stockholder’s obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Transactions, or (iii) any Order or Law applicable to such Covered Stockholder.  The execution, delivery and performance by such Covered Stockholder of this Agreement, and the consummation by such Covered Stockholder of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.

(d)            Ownership of Shares.  Such Covered Stockholder (i) is the lawful owner of the Shares set forth opposite such Covered Stockholder’s name on Schedule 1(b) attached hereto and has the sole power to vote (or cause to be voted) or Transfer such Shares, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (other than those (u) that would not impair the Covered Stockholder’s ability to perform its obligations under this Agreement, (v) created by this Agreement, (w) applicable to such Covered Stockholder’s Covered Shares that may exist pursuant to securities Laws, (x) under the Company’s organizational documents, (y) customary pursuant to the terms of any custody or similar agreement applicable to Shares held in brokerage accounts, or (z) described on Schedule 1(c) attached hereto), and (ii) as of the date hereof, does not hold or have the right to vote (or cause the voting of) any shares of any class of stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Shares set forth opposite such Covered Stockholder’s name on Schedule 1(b) attached hereto.

(e)            No Finder’s Fees.  No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Covered Stockholder in his or its capacity as a stockholder of the Company.

(f)            No Litigation.  As of the date hereof, there are no Proceedings pending or, to the knowledge of such Covered Stockholder, threatened against such Covered Stockholder, or any Order to which such Covered Stockholder is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or impair or otherwise adversely affect (x) the ability of such Covered Stockholder to fully perform such Covered Stockholder’s obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Transactions.

(g)            No Plan to Sell.  As of the date hereof, such Covered Stockholder represents on behalf of itself that, to the best of its knowledge and belief, after due inquiry and investigation, there is no current plan or intention by such Covered Stockholder or a Covered Stockholder Related Person with respect to such Covered Stockholder to sell, exchange, transfer by gift or otherwise dispose of (including, without limitation, through any transaction or series of transactions that could be treated as a constructive sale or any other taxable transaction for U.S. federal income tax purposes), directly or indirectly, any stock or securities in SpinCo, the Company or Parent, in each case following the Distribution other than a distribution which is not treated as a taxable sale or exchange for U.S. federal income tax purposes of SpinCo or Parent stock from a trust to its beneficiaries; provided, however, that the Covered Stockholder or Covered Stockholder Related Person may in the future sell, exchange, transfer by gift, or otherwise dispose of any stock or securities of Parent or SpinCo in the normal course of its business based upon market conditions and investment needs in existence at that time.  For purposes of this representation, a “Covered Stockholder Related Person” means (i) the Covered Stockholder making this representation, (ii) any person or persons related to such Covered Stockholder within the meaning of section 267(b) or 707(b)(1) of the Internal Revenue Code of 1986, as amended, (iii) any partnership, estate, or trust in which such Covered Stockholder or any person or persons described in clause (ii) own or have owned any interest and (iv) any corporation in which such Covered Stockholder or any person or persons described in clause (ii) own or have owned, in the aggregate, 10% or more of the outstanding stock by value.

Notwithstanding anything to the contrary contained in this Agreement, (i) a foreclosure or similar action on the Shares pledged pursuant to the document described in Schedule 1(c) attached hereto in the event of a default thereunder and/or (ii) a suspension of or limitation on the voting rights of any of the Shares pursuant to that certain letter agreement dated April 18, 2012 filed as an Exhibit to the April 18, 2012 Form 8-K of News Corporation following a suspension of voting rights imposed by the Company pursuant to Section 5(c)(ii) of the Company’s Restated Certificate of Incorporation, shall, in each case, be deemed (i) not to be a Transfer and (ii) to be an exception to the representations and warranties contained in Section 9 hereof.

10.            Disclosure.  Each Covered Stockholder hereby consents to and authorizes the publication and disclosure by Parent and the Company in the Joint Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of such Covered Stockholder’s identity and ownership, this Agreement and the nature of such Covered Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided that Parent shall (with respect to any of its disclosures) give each Covered Stockholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures prior to any such disclosures being made public (provided, that by executing this Agreement, such Covered Stockholder hereby consents to the filing of this Agreement by the Company and Parent in the Joint Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby).  Parent hereby consents to and authorizes the publication and disclosure by each Covered Stockholder in any disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of Parent’s identity, this Agreement and the nature of such Covered Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided, that, the applicable Covered Stockholder shall (with respect to any of its disclosures) give Parent and its legal counsel a reasonable opportunity to review and comment on such disclosures prior to any such disclosures being made public (provided, that by executing this Agreement, Parent hereby consents to the filing of this Agreement by each Covered Stockholder in any disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby).  Each Covered Stockholder shall consult with Parent before issuing, and give Parent the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement or the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or for press releases or public statements that contain disclosures with respect to such transactions that are consistent with prior disclosures by Parent or the Company.

11.            No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Covered Stockholder, and, except as otherwise provided herein, Parent shall not have any authority to direct any Covered Stockholder in the voting or disposition of any Covered Shares.  For the avoidance of doubt, each Covered Stockholder shall be entitled to any dividends or other distributions declared by the Board of Directors of the Company with respect to such Covered Stockholder’s Covered Shares having a record date prior to the First Effective Time.

12.            Further Assurances.  Subject to the terms and conditions of this Agreement, upon request of Parent, each Covered Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to fulfill such Covered Stockholder’s obligations under this Agreement.  Without limiting the generality of the foregoing, on the Closing Date each Covered Stockholder shall execute and deliver to Skadden, for purposes of the opinion described in Section 6.03(c) of the Merger Agreement, a certificate that contains the representation set forth in Section 9(g) as of the Closing Date if such Covered Stockholder may truthfully make such representation.

13.            Stop Transfer Instructions.  At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, each Covered Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares of such Covered Stockholder (and that this Agreement places limits on the voting and transfer of such Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Date.

14.            Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date.  Notwithstanding the foregoing, (x) nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of a Covered Stockholder, for any breach of this Agreement prior to such termination; provided that in no event shall a Covered Stockholder’s damages exceed the aggregate Merger Consideration to which such Covered Stockholder would be entitled pursuant to the Merger Agreement; provided, further, that the foregoing proviso shall in no event impair or otherwise impact Parent’s right to specific performance or injunctive relief pursuant to Section 15(j) below, and (y) this Section 14 and Sections 1, 4 and 15 (as applicable) shall survive any termination of this Agreement.

15.            Miscellaneous and General.

(a)            Amendments; Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(b)            Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(c)            Governing Law and Venue; Waiver of Jury Trial.

(i)            THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  In any action or proceeding between the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 15(d) shall be effective service of process for any such action.

(ii)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(c).

(d)            Notices.  Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent:
The Walt Disney Company 500 South Buena Vista Street Burbank, CA 91521
Attention:	Senior Executive Vice President and Chief Strategy Officer Associate General Counsel
Email:	kevin.mayer@disney.com james.kapenstein@disney.com

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	Faiza J. Saeed, Esq. Eric L. Schiele, Esq.
Email:	fsaeed@cravath.com eschiele@cravath.com

if to a Covered Stockholder, to such Covered Stockholder at the address corresponding to such Covered Stockholder’s name on Schedule 1(b), with copies to (which shall not constitute notice):

Twenty-First Century Fox, Inc. 1211 Avenue of the Americas New York, NY
Attention:	General Counsel
Email:	gzweifach@21cf.com

and

Hogan Lovells US LLP 875 Third Avenue New York, NY 10022
Attention:	Ira Sheinfeld Keith A. Flaum Alexanger B. Johnson
Email:	ira.sheinfeld@hoganlovells.com keith.flaum@hoganlovells.com alex.johnson@hoganlovells.com

and

Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates 4 Times Square New York, NY 10036
Attention:	Howard L. Ellin, Esq. Brandon Van Dyke, Esq.

Email:	howard.ellin@skadden.com brandon.vandyke@skadden.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e)            Entire Agreement.  This Agreement (including any Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

(f)            Parties in Interest; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g)            Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h)            Interpretation.

(i)            The Section headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(ii)            The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)            Assignment.  This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the parties.  Any assignment in contravention of the preceding sentence shall be null and void.

(j)            Specific Performance.  The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 15(c), without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable Law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Parent otherwise has an adequate remedy at law.

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

The Walt Disney Company

By:	/s/ Kevin A. Mayer
Name: Kevin A. Mayer
Title: Senior Executive Vice President and
Chief Strategy Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Cruden Financial Services LLC, as Trustee for the Murdoch Family Trust

By:	/s/ Arthur Siskind
Name: Arthur Siskind
Title: Vice President

Cruden Financial Services LLC

By:	/s/ Arthur Siskind
Name: Arthur Siskind
Title: Vice President

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